Exhibit 5.1

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP

June 10, 2024

MasTec, Inc.

800 S. Douglas Road, 12th Floor

Coral Gables, Florida 33134

Ladies and Gentlemen:

We have acted as counsel to MasTec, Inc., a Florida corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-268812) filed with the Securities and Exchange Commission (the “Commission”) on December 15, 2022, which became effective upon filing in accordance with Rule 462(e) under the Securities Act of 1933, as amended (the “Securities Act”), together with the documents incorporated by reference therein (the “Registration Statement”), with respect to the issuance and sale by the Company of $550,000,000 in aggregate principal amount of its 5.900% Senior Notes due 2029 (the “Notes”) to the underwriters listed on Schedule I to the Underwriting Agreement (collectively, the “Underwriters”) pursuant to an indenture, dated June 5, 2009 (the “Base Indenture”), among the Company, the guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), as supplemented by the twenty-first supplemental indenture, dated as of June 10, 2024 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) between the Company and the Trustee, pursuant to an Underwriting Agreement, dated June 5, 2024 (the “Underwriting Agreement”), among the Company and J.P. Morgan Securities LLC and BofA Securities, Inc., as representatives of the several Underwriters. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined the originals or certified, conformed, electronic or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents and (iii) received such information from officers and representatives of the Company and its subsidiaries and others, in each case, as we have deemed necessary or appropriate for the purposes of this opinion. We examined, among other documents, the following:

(a) an executed copy of the Underwriting Agreement;

(b) executed copies of the Notes issued and delivered on the date hereof;

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FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP

June 10, 2024

(c) an executed copy of the Indenture; and

(d) the Registration Statement.

The documents referred to in items (a) through (c) above, inclusive, are collectively referred to as the “Notes Documents.”

In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed, electronic or reproduction copies. As to various questions of fact relevant to the opinion expressed herein, we have relied upon, and assume the accuracy of, representations and warranties contained in the Underwriting Agreement and certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company and its subsidiaries and others.

To the extent it may be relevant to the opinion expressed herein, we have assumed that (i) the Notes have been duly authenticated and delivered by the Trustee in accordance with the terms of the Indenture against payment therefor in accordance with the terms of the Underwriting Agreement; (ii) all of the parties to the Notes Documents are validly existing and in good standing under the laws of their respective jurisdictions of organization and have the power and authority to (a) execute and deliver the Notes Documents, (b) perform their obligations thereunder and (c) consummate the transactions contemplated thereby, (iii) each of the Notes Documents has been duly authorized, executed and delivered by all of the parties thereto, the execution thereof does not violate the charter, the bylaws or any other organizational document of any such parties or the laws of the jurisdiction of incorporation or formation of any such parties, and each of the Notes Documents constitutes a valid and binding obligation of all the parties thereto (other than as expressly addressed in the opinion below as to the Company) enforceable against such parties in accordance with their respective terms; and (iv) all of the parties to the Notes Documents will comply with all of their covenants, agreements and obligations under the Notes Documents and all laws applicable thereto.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Notes constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinion set forth above is subject to the following qualifications:

A. We express no opinion as to the validity, binding effect or enforceability of any provision of the Notes Documents:

(i) relating to indemnification, contribution or exculpation;

(ii) containing any purported waiver, release, variation, disclaimer, consent or other agreement of similar effect (all of the foregoing, collectively, a “Waiver”) by the Company under any of such Notes Documents to the extent limited by provisions of applicable law (including judicial decisions), or to the extent that such a Waiver applies to

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP

June 10, 2024

a right, claim, duty, defense or ground for discharge otherwise existing or occurring as a matter of law (including judicial decisions), except to the extent that such a Waiver is effective under, and is not prohibited by or void or invalid under, provisions of applicable law (including judicial decisions);

(iii) related to (a) forum selection or submission to jurisdiction (including, without limitation, any waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effect or enforceability of such provision is to be considered by any court other than a court of the State of New York, (b) choice of governing law to the extent the validity, binding effect or enforceability of any such provision is to be considered by any court other than a court of the State of New York or a federal district court sitting in the State of New York, in each case, applying the choice of law rules of the State of New York, (c) service of process, or (d) waivers of any rights to trial by jury;

(iv) specifying that provisions thereof may be modified or waived only in writing;

(v) purporting to give any person or entity the power to accelerate obligations without notice to the obligor;

(vi) which may be construed to be in the nature of a penalty;

(vii) relating to payment of late charges, interest (or discount or equivalent amounts), premium, “make-whole” payments, collection costs or fees at a rate or in an amount, after or upon the maturity or acceleration of the liabilities evidenced or secured thereby or after or during the continuance of any default or other circumstance, or upon prepayment, that a court would determine in the circumstances to be unreasonable, a penalty or forfeiture; or

(viii) that purports to create a trust, power of attorney or other fiduciary relationship.

B. We express no opinion as to the effect of any law of any jurisdiction other than the State of New York wherein any party to the Notes Documents may be located or wherein enforcement of any Notes Documents may be sought that limits the rates or interest legally chargeable or collectible.

C. Our opinion set forth above is subject to the following:

(i) bankruptcy, insolvency, reorganization, moratorium and other laws (or related judicial doctrines) now or hereafter in effect relating to or affecting creditors’ rights or remedies generally;

(ii) general principles of equity (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies) whether such principles are considered in a proceeding in equity or at law; and

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP

June 10, 2024

(iii) the application of any applicable fraudulent conveyance, fraudulent transfer, fraudulent obligation, or preferential transfer law or any law governing the distribution of assets of any person now or hereafter in effect affecting creditors’ rights and remedies generally.

The opinion expressed herein is limited to the laws of the State of New York, as currently in effect, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinion expressed herein. The opinion expressed herein is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. This letter is given only as of the time of its delivery, and we undertake no responsibility to update or supplement this letter after its delivery.

We hereby consent to the filing of this opinion as an exhibit to the report on Form 8-K filed by the Company on the date hereof and its incorporation by reference into the Registration Statement and to references to this firm under the caption “Legal Matters” in the Registration Statement and prospectus supplements related to the Notes. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Fried, Frank, Harris, Shriver & Jacobson LLP

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP

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